As filed with the Securities and Exchange Commission on January 10, 2024

Registration No. 333-__________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CONDUIT PHARMACEUTICALS INC.

(Exact name of Registrant as specified in its charter)

Delaware	87-3272543
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4995 Murphy Canyon Road, Suite 300 San Diego, CA	92134
(Address of principal executive offices)	(Zip Code)

Conduit Pharmaceuticals Inc. 2023 Stock Incentive Plan

(Full title of the plans)

David Tapolczay

Chief Executive Officer

Conduit Pharmaceuticals Inc.

4995 Murphy Canyon Road, Suite 300

San Diego, CA 92134

(Name and address of agent for service)

(760) 471-8536

(Telephone number, including area code, of agent for service)

Copies to:

Todd Mason, Esq.

Corby Baumann, Esq.

Thompson Hine LLP

300 Madison Ave, 27th Floor

New York, NY 10017

(212) 344-5680

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

EXPLANATORY NOTE

This registration statement on Form S-8 registers 3,691,476 additional shares of common stock of Conduit Pharmaceuticals Inc. (the “Registrant”) that may be issued under the Conduit Pharmaceuticals Inc. 2023 Stock Incentive Plan (the “2023 Plan”).The number of shares of common stock available for issuance under the 2023 Plan is subject to an automatic annual increase on the first day of each fiscal year commencing January 1, 2024 and continuing annually on each anniversary thereof through (and including) January, 2033, equal to the lesser of (A) 5% of the shares of common stock outstanding on the last day of the immediately preceding fiscal year and (B) such smaller number of shares of common stock as determined by the Registrant’s board of directors or its Compensation Committee (the “Plan Evergreen Provision”). Pursuant to the Plan Evergreen Provision, the number of shares of common stock available for issuance under the 2023 Plan was increased by 3,691,476 shares of common stock effective January 1, 2024. This Registration Statement registers the additional shares of common stock available for issuance under the 2023 Plan as a result of the Plan Evergreen Provision.

Up to 11,497,622 shares of common stock available for issuance under the 2023 Plan were previously registered on Form S-8, filed by the Company on December 1, 2023, File No. 333-275860 (the “Prior Registration Statement”). In accordance with General Instruction E of Form S-8, the contents of the Prior Registration Statement are hereby incorporated by reference in this registration statement. Only those items of Form S-8 containing new information not contained in the in the Prior Registration Statement are presented herein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the U.S. Securities and Exchange Commission (the “SEC”), this Registration Statement omits the information specified in Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Conduit Pharmaceuticals Inc. (the “Registrant”) with the SEC are incorporated by reference into this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 28, 2023.

(b)	The Registrant’s Quarterly Reports on Form 10-Q, filed with the SEC on May 15, 2023, August 14, 2023, November 20, 2023, and November 21, 2023.

(c)	The Registrant’s Current Reports on Form 8-K (other than any portions thereof deemed furnished and not filed), filed with the SEC on January 30, 2023, February 1, 2023, February 3, 2023, March 8, 2023, April 14, 2023, May 11, 2023, August 16, 2023, August 23, 2023, August 31, 2023, September 7, 2023, September 13, 2023, September 21, 2023, September 29, 2023, and October 5, 2023.

(d)	The description of the Registrant’s securities contained in the Registrant’s Registration Statement on Form 8-A, filed with the SEC on September 22, 2023 (File No. 001-41245), as well as any additional amendments or reports filed for the purpose of updating such description.

(e)	All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of Securities Exchange Act of 1934, as amended (the “Exchange Act”), (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
4.1	Conduit Pharmaceuticals Inc. 2023 Stock Incentive Plan (filed as Annex C to the Registrant’s Proxy Statement/Prospectus filed on August 11, 2023, and incorporated herein by reference).

4.2	Specimen Common Stock Certificate of Conduit Pharmaceuticals Inc. (filed as Exhibit 4.8 to the Registrant’s Amendment No. 3 to Registration Statement on Form S-4 (File No. 333-271903) filed on August 8, 2023, and incorporated herein by reference).

4.3	Form of Stock Option Agreement under Conduit Pharmaceuticals Inc. 2023 Stock Incentive Plan (filed as Exhibit 10.17 to the Registrant’s Registration Statement on Form S-4 (File No. 333-271903) filed on May 12, 2023, and incorporated herein by reference).

5.1*	Opinion of Thompson Hine LLP.

23.1*	Consent of Marcum LLP, independent public accounting firm of Conduit Pharmaceuticals Inc.

23.2*	Consent of Marcum LLP, independent public accounting firm of Conduit Pharmaceuticals Limited.

23.3*	Consent of Thompson Hine LLP (included in Exhibit 5.1 hereto).

24.1*	Power of Attorney (included on signature page).

107*	Filing Fee Table.

*	Filed herewith.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post- effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on January 10, 2024.

CONDUIT PHARMACEUTICALS INC.

By:	/s/ David Tapolczay
Name:	David Tapolczay
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David Tapolczay and Adam Sragovicz, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the undersigned, thereunto duly authorized.

Signature	Title	Date

/s/ David Tapolczay	Chief Executive Officer and Director	January 10, 2024
David Tapolczay	(Principal Executive Officer)

/s/ Adam Sragovicz	Chief Financial Officer	January 10, 2024
Adam Sragovicz	(Principal Financial Officer and Principal Accounting Officer)

/s/ Freda Lewis-Hall	Director and Chairperson of the Board of Directors	January 10, 2024
Freda Lewis-Hall

/s/ James Bligh	Director	January 10, 2024
James Bligh

/s/ Faith L. Charles	Director	January 10, 2024
Faith L. Charles

/s/ Chele Chiavacci Farley	Director	January 10, 2024
Chele Chiavacci Farley

/s/ Jennifer I. McNealey	Director	January 10, 2024
Jennifer I. McNealey

/s/ Andrew Regan	Director	January 10, 2024
Andrew Regan